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                                                                    News Release

FOR IMMEDIATE RELEASE
Contact: Allen & Caron Inc.                           Derma Sciences, Inc.
                  Mark Alvino (investors)             Stephen T. Wills, CPA, MST
                  mark@allencaron.com                 Chief Financial Officer
                  212-698-1360                        609-514-4744


                           STATEMENT BY DERMA SCIENCES

PRINCETON, NJ (April 25, 2000) . . . . Derma Sciences, Inc. (Nasdaq: DSCI)
announced today that it has implemented a restructuring which involves the consolidation of certain national accounts and direct sales functions and the elimination of four sales management and sales representative positions. In addition, the Company's Chairman and CEO, Edward J. Quilty, and Vice President and CFO, Stephen T. Wills, have voluntarily taken substantial reductions in pay. Further details of the restructuring are contained in a filing made today with the SEC.

     Annual savings resulting from the restructuring are expected to be approximately $600,000 according to CFO Stephen T. Wills. Wills said that the Company will expense the estimated $100,000 cost of the restructuring over the second and third calendar quarters this year.

     Edward J. Quilty, Chairman and CEO, commented, "Providing the finest products and services in our industry while maximizing shareholder value remain our paramount goals. We are confident that the difficult measures comprising this restructuring will provide a solid foundation for attainment of these goals."

     Derma Sciences, Inc. provides a full range of skin care, wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home health settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.


Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission.